                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                BALL CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510
                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 26, 2000
                                 -------------

    The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation's offices, 10 Longs Peak Drive, Broomfield, Colorado, on Wednesday, April 26, 2000, at 9:00 a.m. (MDT) for the following purposes:

    1. To elect four directors to serve three-year terms expiring at the 2003 Annual Meeting of Shareholders;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Corporation for 2000; and

    3. To transact any other business as properly may come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

    Only holders of Common Stock of record at the close of business March 1, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    A Proxy Statement appears on the following pages. A copy of the Annual Report for 1999 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                        By Order of the Board of Directors

                                                         Elizabeth A. Overmyer
                                                          CORPORATE SECRETARY

March 15, 2000
Broomfield, Colorado

                             YOUR VOTE IS IMPORTANT
    YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED
   POSTAGE-PAID ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET,
      AS SOON AS POSSIBLE, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING
                      IN ACCORDANCE WITH YOUR INSTRUCTIONS.
                           __________________________
   PLEASE NOTE: THE 2000 ANNUAL MEETING WILL BE HELD TO TABULATE THE VOTES CAST AND
           TO REPORT THE RESULTS OF VOTING ON THE TWO ITEMS DESCRIBED ABOVE. NO PRESENTATIONS
             OR OTHER BUSINESS MATTERS ARE PLANNED FOR THE MEETING.

                                     [LOGO]
 BALL AND      ARE TRADEMARKS OF BALL CORPORATION, REG. U.S. PAT. & TM. OFFICE

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510

                                 -------------

                                PROXY STATEMENT
                                 MARCH 15, 2000

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 26, 2000

                                 -------------

To Shareholders of Ball Corporation:

    This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held April 26, 2000, for the purposes stated in the accompanying notice of the meeting.

    Please complete, sign, date and return your proxy card, or submit your proxy via the telephone or Internet, as soon as possible, so that your shares can be voted at the meeting. Any Ball Corporation shareholder of record desiring to submit his proxy by telephone or via the Internet will be required to enter the unique voter control number imprinted on his Ball Corporation proxy card, and therefore should have the card for reference when initiating the process.

    - To submit your proxy by telephone, call 1-877-779-8683 on a touch-tone telephone, and follow the simple menu instructions provided. There is no charge for this call.

    - To submit your proxy over the Internet, log on to the website http://www.eproxyvote.com/bll and follow the simple instructions provided.

Similar instructions are included on the enclosed proxy card.

    A shareholder of the Corporation may revoke a proxy at any time by sending written notice of revocation to the Corporate Secretary; by voting again by telephone, via the Internet or in writing; or by voting in person at the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 1, 2000, there were outstanding and entitled to vote 30,033,924 shares of Common Stock (including the associated preferred stock purchase rights under the Rights Agreement dated as of January 24, 1996, between the Corporation and The First National Bank of Chicago). Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

    Based on Schedule 13G filings received to date, the following table indicates the beneficial owners of more than 5 percent of the Corporation's outstanding Common Stock:

             NAME AND ADDRESS                      SHARES
           OF BENEFICIAL OWNER               BENEFICIALLY OWNED          PERCENT
       ----------------------------       ------------------------       -------
       Iridian Asset Management LLC              2,526,200                8.41
       276 Post Road West, Suite             (shared voting and
       100                                   dispositive power)
       Westport, CT 06880-4704

       FMR Corp.                                 2,520,343                8.39
       82 Devonshire Street               (sole dispositive power)
       Boston, MA 02109                      (sole voting power
                                               42,125 shares)

    The following table lists the beneficial ownership, as of the close of business on March 1, 2000, of Common Stock of the Corporation, of director nominees, continuing directors, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and other executive officers. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                          NAME OF                             SHARES                PERCENT OF
       TITLE OF CLASS                 BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)          CLASS
       --------------       ------------------------------------       ---------------------       ------------
       Common               Frank A. Bracken                                   298,353(2)               .99
       Common               Howard M. Dean                                      11,262(3)               .04
       Common               John T. Hackett                                      7,549(10)              .03
       Common               R. David Hoover                                    186,028(4)               .62
       Common               John F. Lehman                                      11,673(10)              .04
       Common               George A. Matsik                                    11,294(5)               .04
       Common               Ruel C. Mercure, Jr.                                16,052(10)              .05
       Common               Jan Nicholson                                       24,206(10)              .08
       Common               Raymond J. Seabrook                                 62,596(6)               .21
       Common               George A. Sissel                                   357,861(7)              1.19
       Common               William P. Stiritz                                 412,005(8)              1.37
       Common               Stuart A. Taylor II                                  1,379                  .01
       Common               David A. Westerlund                                 66,165(9)               .22
       Common               All of the above and present                     1,599,187                 5.32
                              executive officers as a
                              group (17)

------------------------
(1) Full voting and dispositive power, unless otherwise noted.

(2) Includes 2,400 shares held in trust for the estate of another family member for which Mr. Bracken, as cotrustee, has sole voting and shared investment power, 6,220 shares owned by his wife, as to which he disclaims beneficial ownership, and 2,500 shares which he may acquire during the next 60 days upon the exercise of stock options.

(3) Includes 250 shares owned by Mr. Dean's wife, as to which he disclaims beneficial ownership, and 2,500 shares which he may acquire during the next 60 days upon the exercise of stock options.

(4) Includes 1,327 shares owned by Mr. Hoover's wife and 12,848 shares held in trust for his wife, all as to which he disclaims beneficial ownership, and 141,752 shares which he may acquire during the next 60 days upon the exercise of stock options.

(5) Includes 5,000 shares which Mr. Matsik may acquire during the next 60 days upon the exercise of stock options.

(6) Includes 37,818 shares which Mr. Seabrook may acquire during the next 60 days upon the exercise of stock options.

(7) Includes 10,000 shares owned by Mr. Sissel's wife, as to which he disclaims beneficial ownership, and 273,835 shares which he may acquire during the next 60 days upon the exercise of stock options.

(8) Includes 100,000 shares owned by Mr. Stiritz' wife, as to which he disclaims beneficial ownership, and 2,500 shares which he may acquire during the next 60 days upon the exercise of stock options.

(9) Includes 47,411 shares which Mr. Westerlund may acquire during the next 60 days upon the exercise of stock options.

(10) Includes 2,500 shares which Messrs. Hackett, Lehman, Mercure and
    Ms. Nicholson may each acquire during the next 60 days upon the exercise of stock options.

                             ELECTION OF DIRECTORS

    In 1985 the shareholders adopted the Amended Articles of Incorporation of Ball Corporation, dividing the Board into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. On
April 26, 2000, four persons are to be elected to serve as directors until 2003. Unless otherwise instructed on the proxy card, the persons named in the accompanying proxy intend to vote for nominees Howard M. Dean, John T. Hackett,
R. David Hoover and Jan Nicholson to hold office as directors of the Corporation until the 2003 Annual Meeting of Shareholders, or, in each case until his respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will be unable to serve. All director nominees and all continuing directors whose terms have not expired were previously elected by the shareholders.

    In accordance with Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker nonvotes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the four nominees named.

    Set forth for each director nominee in Class III and for each continuing director in Classes I and II are his principal occupation and employment during the past five years, the period during which he has served as a director and certain other information.

                   DIRECTOR NOMINEES AND CONTINUING DIRECTORS

TO BE ELECTED FOR A TERM OF THREE YEARS UNTIL THE 2003 ANNUAL MEETING
(CLASS III)


                       Chairman of the Board and Chief Executive Officer,  Director since 1984. Member, Executive, Human
       [PHOTO]         Dean Foods Company, Franklin Park, Illinois, since  Resources and Nominating Committees.
   HOWARD M. DEAN      January 1989; President and Chief Executive         Mr. Dean is a director of Dean Foods Company,
                       Officer, 1987 to 1989. Age 62.                      Franklin Park, Illinois, and Yellow Corporation,
                                                                           Overland Park, Kansas.

                       Managing General Partner, CID Equity Partners,      Director since 1994. Member, Executive, Human
       [PHOTO]         Indianapolis, Indiana, since 1991; Vice President   Resources and Nominating Committees.
   JOHN T. HACKETT     of Finance and Administration, Indiana University,  Mr. Hackett is a director of Irwin Financial
                       Bloomington, Indiana, 1989 to 1991. Prior to 1989,  Corporation, Columbus, Indiana; Meridian Insurance
                       he served as Executive Vice President, Chief        Group, Inc., Indianapolis, Indiana; Wabash
                       Financial Officer and Director of Cummins Engine    National Corp., Lafayette, Indiana, and Waterlink
                       Company, Columbus, Indiana. Age 67.                 Inc., Canton, Ohio.

                       Vice Chairman, President and Chief Financial        Director since 1996. Member, Finance Committee.
       [PHOTO]         Officer, Ball Corporation, since January 2000;      Mr. Hoover is a director of ANB Corporation,
   R. DAVID HOOVER     Vice Chairman and Chief Financial Officer, January  Muncie, Indiana, and Datum, Inc., Irvine,
                       1998 to January 2000; Executive Vice President and  California.
                       Chief Financial Officer, April 1997 to January
                       1998; Executive Vice President, Chief Financial
                       Officer and Treasurer, April 1996 to April 1997;
                       Executive Vice President and Chief Financial
                       Officer, July 1995 to April 1996; Senior Vice
                       President and Chief Financial Officer, August 1992
                       to July 1995; Vice President and Treasurer,
                       September 1988 to August 1992; various financial
                       positions since 1970. Age 54.

                       Managing Director, Strategic Risk Assessment, MBIA  Director since 1994. Member, Audit and Finance
       [PHOTO]         Insurance Corporation, Armonk, New York, since      Committees.
    JAN NICHOLSON      February 1998; Managing Director, Research and
                       Development, Capital Markets Assurance Corpora-
                       tion (CapMAC), New York, New York, May 1994 to
                       February 1998; Vice President and Manager of
                       Northeast Department for Citicorp Real Estate, New
                       York, New York, 1990 to 1994. Age 54.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

TO CONTINUE IN OFFICE UNTIL THE 2001 ANNUAL MEETING (CLASS I)

                       Of Counsel, Bingham Summers Welsh & Spilman,        Director since 1995. Member, Audit, Executive and
       [PHOTO]         Attorneys at Law, Indianapolis, Indiana, since      Nominating Committees.
  FRANK A. BRACKEN     June 1994; Deputy Secretary, U.S. Department of     Mr. Bracken is a director of First Merchants
                       the Interior, 1989 to 1993; Chairman of the Board,  Corporation, Muncie, Indiana.
                       Ball-InCon Glass Packaging Corp., 1987 to 1989.
                       Various corporate positions, 1972 to 1987.
                       Age 65.

                       Chairman, J. F. Lehman & Company, New York, New     Director since 1987. Member, Finance, Human
       [PHOTO]         York, since November 1990; Chairman of the Board,   Resources and Nominating Committees.
   JOHN F. LEHMAN      Sperry Marine Inc., Charlottesville, Virginia,      Mr. Lehman is a director of OAO Technology
                       November 1993 to May 1996; Managing Director,       Solutions Inc., Greenbelt, Maryland.
                       Investment Banking Division, PaineWebber Inc., New
                       York, New York, January 1988 to November 1990;
                       Secretary of the Navy, Washington, D.C., from
                       February 1981 to April 1987. Age 57.

                       Chairman and Chief Executive Officer, Ball          Director since 1995. Member, Executive Committee.
       [PHOTO]         Corporation, since January 1998; Chairman,          Mr. Sissel is a director of First Merchants
  GEORGE A. SISSEL     President and Chief Executive Officer, April 1996   Corporation, Muncie, Indiana.
                       to January 1998; President and Chief Executive
                       Officer, April 1995 to April 1996; Acting
                       President and Chief Executive Officer, May 1994 to
                       April 1995; Senior Vice President, Corporate
                       Affairs; Corporate Secretary and General Counsel,
                       1993 to 1995; Senior Vice President, Corporate
                       Secretary and General Counsel, 1987 to 1993; Vice
                       President, Corporate Secretary and General
                       Counsel, 1981 to 1987; various corporate
                       positions, 1970 to 1981. Age 63.

TO CONTINUE IN OFFICE UNTIL THE 2002 ANNUAL MEETING (CLASS II)

                       Chairman and Chief Executive Officer, CDM Optics,   Director since 1996. Member, Audit and Finance
       [PHOTO]         Inc., Boulder, Colorado, since 1997 and Chairman,   Committees.
RUEL C. MERCURE, JR.   WITI Corporation, Boulder, Colorado, since 1991;    Mr. Mercure is a director of Applied Magnetics
                       Member of the faculty, University of Colorado,      Corp., Goleta, California.
                       1988 to 1996; Owner, Colorado Venture Manage-
                       ment, 1980 to 1988; various executive aerospace
                       positions, Ball Corporation, 1956 to 1980.
                       Age 68.

                       Chairman, Chief Executive Officer and President,    Director since 1983. Member, Audit, Human
       [PHOTO]         Agribrands International, Inc., St. Louis,          Resources and Nominating Committees.
 WILLIAM P. STIRITZ    Missouri, since March 1998, and Chairman, Ralston   Mr. Stiritz is a director of Agribrands Inter-
                       Purina Company, St. Louis, Missouri, since October  national, Inc., Ralston Purina Company, Angelica
                       1997; Chairman, President and Chief Executive       Corp., Ralcorp Holdings, Inc., Reinsurance Group
                       Officer, 1982 to 1997. Age 65.                      of America, Inc., and May Department Stores Co.,
                                                                           all of St. Louis, Missouri, American Freightways
                                                                           Corp., Harrison, Arkansas, and Vail Resorts Inc.,
                                                                           Avon, Colorado.

                       Senior Managing Director, Bear, Stearns & Co.       Director since 1999. Member, Finance Committee.
       [PHOTO]         Inc., Chicago, Illinois, since July 1999; Managing
 STUART A. TAYLOR II   Director, CIBC World Markets, Chicago, Illinois,
                       April 1997 to July 1999; Managing Director,
                       Bankers Trust Company, Chicago, Illinois, January
                       1995 to April 1997; Vice President, Bankers Trust
                       Company, July 1993 to January 1995; Vice
                       President, Morgan Stanley & Co. Incorporated,
                       Chicago, Illinois, January 1991 to July 1993.
                       Age 39.

                        CERTAIN COMMITTEES OF THE BOARD

    Among the standing committees of the Board of Directors are the Audit, Nominating and Human Resources Committees.

AUDIT COMMITTEE:

    The duties of the Audit Committee are: (a) recommend for nomination by the Board of Directors the independent accountants who shall conduct the annual audit of the Corporation; (b) provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including review by the Committee of accounting policies, financial statements, annual audit procedures and results, and general financial disclosure procedures; (c) maintain, through regularly scheduled meetings as well as informal conferences, a direct line of communication with the independent accountants to provide for exchanges of views and information; and
(d) review the continuing effectiveness of the Corporation's accounting and operating conflicts of interest policies. Current members of the Audit Committee, none of whom are employees of the Corporation, are Messrs. Stiritz (Chairman), Bracken and Mercure, and Ms. Nicholson. The Audit Committee met three times during 1999.

NOMINATING COMMITTEE:

    The duties of the Nominating Committee are: (a) develop and maintain a list of qualified candidates to fill vacancies on the Board and aid in attracting qualified candidates to the Board; (b) recommend to the Board candidates to fill any vacancies on the Board; (c) recommend to the Board annually a slate of directors to be elected by the shareholders at the Annual Meeting and recommend to the Board the inclusion of the slate in the Proxy Statement; and
(d) recommend the compensation for services as director to be paid to nonmanagement directors. Current members of the Nominating Committee are Messrs. Bracken (Chairman), Dean, Hackett, Lehman and Stiritz. The Nominating Committee met once during 1999. The Nominating Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

HUMAN RESOURCES COMMITTEE:

    The duties of the Human Resources Committee are: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees;
(c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation as the Board of Directors may determine and direct from time to time; (e) approve major salaried benefit plans, changes, plan additions, terminations, and discontinuations; (f) direct the administration of the Corporation's various stock option plans, stock appreciation rights plans, the restricted stock plans and deferred compensation plans, in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted and approve the number of shares to be optioned and/or granted from time to time to any individual; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. Current members of the Human Resources Committee are Messrs. Dean (Chairman), Hackett, Lehman and Stiritz. The Human Resources Committee met five times during 1999.

                                 BOARD MEETINGS

    The Board of Directors held six meetings during 1999. Every director attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    To be eligible for inclusion in the Corporation's Proxy Statement for the 2001 Annual Meeting, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 13, 2000.

    If a shareholder desires to bring business before the 2001 Annual Meeting which is not the subject of a proposal submitted for inclusion in the Proxy Statement, he must notify the Corporation in writing by January 27, 2001, or the proposal may be considered untimely, and management's proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the Annual Meeting.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Corporation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Corporation (the Named Executive Officers) in office on December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               ----------------------------------
                                                ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                       -------------------------------------   -----------------------   --------
                                                                               RESTRICTED   SECURITIES
    NAME AND PRINCIPAL                                         OTHER ANNUAL      STOCK      UNDERLYING     LTIP        ALL OTHER
         POSITION             YEAR      SALARY     BONUS(1)    COMPENSATION    AWARDS(2)     OPTIONS     PAYOUTS    COMPENSATION(4)
--------------------------  --------   --------   ----------   -------------   ----------   ----------   --------   ---------------
George A. Sissel              1999     $690,000   $1,140,523                                             $753,531(3)    $149,999
  Chairman and                1998      650,000    1,108,444                   $1,330,000                 559,465       126,462
  Chief Executive Officer     1997      552,115      796,854                                              221,032       110,114

R. David Hoover               1999      391,000      570,211                                              345,355       112,440
  Vice Chairman, President    1998      365,490      510,888                      875,000                 246,058        95,521
  and Chief Financial         1997      288,986      421,421                                               93,433       103,403
  Officer(5)

Raymond J. Seabrook           1999      238,000      273,332                                              128,663        43,748
  Senior Vice President,      1998      220,573      254,843                      420,000                  87,827        37,930
  Finance                     1997      191,687      216,165                                               33,889        28,274

David A. Westerlund           1999      227,400      259,731                                              121,591        19,582
  Senior Vice President,      1998      209,965      240,446                      420,000                  79,127        14,207
  Administration              1997      178,702      195,356                                               29,060        10,172

George A. Matsik              1999      385,000      600,197                                              329,084        46,299
  President (Chief            1998      359,029      513,194                      875,000                 195,560        32,935
  Operating Officer,          1997      286,519      382,244                                               58,143        23,567
  Packaging Operations)(6)

------------------------

(1) As noted in the Report of the Human Resources Committee, Ball Corporation uses the term Incentive Compensation rather than Bonus. Also noted in the Report of the Human Resources Committee is the performance level of the Corporation and each of the operating groups in relation to incentive targets and the resulting impact on the "bonus" amounts shown above.

(2) These restricted shares were granted after the acquisition of the assets of the can division of Reynolds Metals Company. This one-time grant was made pursuant to the acquisition-related, special incentive for senior executives. The Restricted Stock restrictions are designed to lapse in increments, based on achievement of performance goals related to the successful integration of the acquired assets and achievement of synergies within the metal beverage operations. If the restrictions do not lapse in such increments, they will not lapse until September 23, 2005.

(3) Pursuant to the plan as outlined in the Report of the Human Resources Committee, part of the award was in Restricted Stock.

(4) The amounts shown in the All Other Compensation column for 1999 consist of the following:

    Mr. Sissel -- above-market interest on deferred compensation account, $113,577; company contribution to Employee Stock Ownership Plan, $1,156; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $31,762.

    Mr. Hoover -- above-market interest on deferred compensation account, $33,229; company contribution to Employee Stock Ownership Plan, $1,156; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $74,551.

    Mr. Seabrook -- above-market interest on deferred compensation account, $15,191; company contribution to Employee Stock Ownership Plan, $1,156; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $25,097.

    Mr. Westerlund -- above-market interest on deferred compensation account, $14,922; company contribution to Employee Stock Ownership Plan, $1,156; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304.

    Mr. Matsik -- above-market interest on deferred compensation account, $41,639; company contribution to Employee Stock Ownership Plan, $1,156; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304.

(5) Responsibilities of President assumed on January 1, 2000.

(6) Mr. Matsik retired from Ball Corporation on December 31, 1999.

LONG-TERM INCENTIVE COMPENSATION

STOCK OPTION GRANTS AND EXERCISES

    The following tables present certain information for the Named Executive Officers relating to stock option grants and exercises during 1999 and, in addition, information relating to the valuation of unexercised stock options:

                          STOCK OPTION GRANTS IN 1999

                                                         PERCENTAGE OF
                                                         TOTAL OPTIONS
                                                          GRANTED TO
                                           OPTIONS       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
                  NAME                     GRANTED        FISCAL 1999     (PER SHARE)        DATE      PRESENT VALUE(3)
                  ----                     --------      -------------   --------------   ----------   ----------------
George A. Sissel.........................        0(1)
R. David Hoover..........................   15,000(1,2)      5.15            $44.25        09/22/09        $226,275
Raymond J. Seabrook......................        0(1)
David A. Westerlund......................        0(1)
George A. Matsik.........................        0(1)

------------------------

(1) Stock options granted in September 1998 were anticipated to be in lieu of regular stock option grants for the years 1999, 2000 and 2001.

(2) Option was granted September 22, 1999, in conjunction with Mr. Hoover's election as President effective January 1, 2000, and is exercisable beginning one year after grant and each year thereafter in 25 percent increments.

(3) Grant date option values are estimated at $15.085 per share based on the Black-Scholes option pricing model adapted for use in valuing employee stock options. The estimated value under the Black-Scholes model is based on assumptions of volatility of 30.45 percent, a risk-free rate of return of
    6.08 percent, a dividend yield of 1.52 percent, an expected option term of
    5.5 years, and no adjustment for the risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                   AGGREGATED STOCK OPTION EXERCISES IN 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                  SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
               NAME                 ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----               ---------------   ----------   -----------   -------------   -----------   -------------
  George A. Sissel..............       10,504       $  309,408     255,085        78,750       $2,479,996      $529,375

  R. David Hoover...............        9,670          223,535     136,752        61,250        1,155,674       214,531

  Raymond J. Seabrook...........        7,067          153,090      35,068        14,500          303,833        93,438

  David A. Westerlund...........        1,590           44,361      44,661        14,250          375,595        89,688

  George A. Matsik(2)...........      100,502        2,535,754       5,000           -0-           18,750           -0-

------------------------

(1) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Corporation's Common Stock on December 31, 1999, of $39.375.

(2) Mr. Matsik retired from Ball Corporation on December 31, 1999.

LONG-TERM CASH INCENTIVE

    The following table presents information for the Named Executive Officers concerning the Long-Term Cash Incentive Plan and, in addition, information relating to the estimated future payouts.

          LONG-TERM CASH INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                              ESTIMATED FUTURE PAYOUTS(2)
                                          NUMBER OF   PERFORMANCE PERIOD   ---------------------------------
                  NAME                    UNITS(1)     UNTIL MATURATION    THRESHOLD    TARGET     MAXIMUM
                  ----                    ---------   ------------------   ---------   --------   ----------
George A. Sissel........................      0       1/1/98 - 12/31/00    $252,000    $504,000   $1,008,000
R. David Hoover.........................      0       1/1/98 - 12/31/00     120,953     249,021      498,042
Raymond J. Seabrook.....................      0       1/1/98 - 12/31/00      41,360      84,821      169,643
David A. Westerlund.....................      0       1/1/98 - 12/31/00      39,514      81,035      162,069
George A. Matsik(3).....................      0       1/1/98 - 12/31/00      69,398     143,005      286,010

------------------------

(1) Participants are not awarded a number of units. Awards are expressed as a percentage of average annual salary and "bonus" at target during the performance period. However, Named Executive Officers, including the Chief Executive Officer, whose Ball Corporation stock holdings are below the established guidelines, will receive one-half of their award in Ball Corporation Restricted Stock.

(2) Estimated future payouts ("earned awards") are based on Ball's total shareholder return performance, i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials index.

(3) Mr. Matsik retired from Ball Corporation on December 31, 1999, and his estimated future payouts are calculated on a pro rata basis for the three-year performance cycle.

RETIREMENT PLANS

    The following table, for purposes of illustration, indicates the amounts of annual retirement income which would be payable in 2000 to the Named Executive Officers at normal retirement age 65. The calculation of retirement benefits under the plans generally is based upon average earnings (base salary only) for the highest five consecutive years of the ten years preceding retirement.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         ----------------------------------------------------
AVERAGE ANNUAL EARNINGS     15         20         25         30         35
-----------------------  --------   --------   --------   --------   --------
       $150,000          $ 31,118   $ 41,490   $ 51,863   $ 62,235   $ 72,608

        200,000            42,368     56,490     70,613     84,735     98,857

        250,000            53,617     71,490     89,362    107,235    125,108

        300,000            64,868     86,490    108,113    129,735    151,358

        350,000            76,118    101,490    126,863    152,235    177,607

        400,000            87,367    116,490    145,612    174,735    203,858

        450,000            98,618    131,490    164,363    197,235    230,108

        500,000           109,868    146,490    183,113    219,735    256,357

        550,000           121,117    161,490    201,862    242,235    282,608

        600,000           132,368    176,490    220,613    264,735    308,858

    The Corporation's qualified salaried retirement plans provide defined benefits determined by base salary and years of service. The Corporation has also adopted a nonqualified supplemental executive retirement plan which provides benefits otherwise not payable under the qualified pension plan to the extent that the Internal Revenue Code limits the pension to which an executive would be entitled under the qualified pension plan. The benefit amounts shown in the above table reflect the amount payable as a straight life annuity and include amounts payable under the supplemental retirement plan. Messrs. Sissel, Hoover and Seabrook participate in a split-dollar life insurance plan, and supplemental retirement benefits cease thirty days following the termination of the Corporation's interest in the participant's split-dollar policy.

    Average Annual Earnings used under the pension formula to calculate benefits together with years of benefit service, as of December 31, 1999, for the Named Executive Officers are: George A. Sissel, $573,191 (29.33 years); R. David Hoover, $301,202 (29.54 years); Raymond J. Seabrook, $196,278 (7.21 years);
David A. Westerlund, $178,082 (24.33 years) (offset by benefits received from a prior employer); and George A. Matsik, $276,991 (23 years).

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    Since 1988, the Corporation has maintained a revocable, funded grantor trust, which, in the event a change in control of the Corporation occurs, would become irrevocable with funds thereunder to be available to apply to the Corporation's obligations under two of its deferred compensation plans. Those plans cover key employees, including the Named Executive Officers. Under the trust, "change in control" can occur by virtue, in general terms, of an acquisition by any person of 40 percent or more of the Corporation's voting shares; a merger in which shareholders of the Corporation before the merger own less than 60 percent of the Corporation's Common Stock after the merger; shareholder approval of a plan to sell or dispose of substantially all of the assets of the Corporation; a change of a majority of the Corporation's Board of Directors within a 12-month period unless approved by two-thirds of the directors in office at the beginning of such period; a threatened change in control, deemed to exist if there is an agreement or public announcement of a change in control; and by the adoption by the Board of Directors of a resolution to the effect that a change in control has occurred for purposes of the trust. The trust was funded as of December 31, 1998, with the net equity of company-owned life insurance policies on the lives of various employees, including participants in the plans and with a Letter of Credit that ensures that the trust will be fully funded in the event of a change in control. Approximately $16.7 million of net equity under the policies would be available currently to cover the approximately $62 million of current deferred compensation account balances of the beneficiaries of the trust. In the event of a change in control, up to an additional $46 million would be available under the trust pursuant to the Letter of Credit. If the funds set aside in the trust would be insufficient to pay amounts due the beneficiaries, then the Corporation would remain obligated to pay those amounts. In the event of the insolvency of the Corporation, the funds in the trust would be available to satisfy the claims of the creditors of the Corporation. The trust was not established in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has change-in-control severance agreements with certain key employees, including the Named Executive Officers, except Mr. Matsik, who has retired. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual base salary and target incentive compensation, the bargain element value of then outstanding stock options, the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. In the event such benefits, together with other benefits paid because of a change in control, would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has severance benefit agreements with certain key employees, including the Named Executive Officers, except Mr. Matsik, who has retired. The agreements provide severance benefits in the event of an actual or constructive termination of employment. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in compensation or benefits, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual salary and target incentive compensation; the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. Upon the occurrence of a change in control as defined in the change-in-control severance agreements, the executive is entitled to the greater of each of the benefits provided in this agreement and each of the benefits provided in the change-in-control severance agreement, including reimbursement thereunder resulting from excise taxes which may be incurred as a result of such payments. Effective May 1, 2000, the severance benefit agreements will be replaced with amended agreements which provide for severance and other benefits based on 2 years' annual salary and target incentive for Messrs. Sissel and Hoover and
1.5 years' annual salary and target incentive for Messrs. Seabrook and Westerlund.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Corporation receive as compensation a total target annual retainer composed of a $22,000 annual fixed retainer, plus an annual incentive retainer based upon the Corporation's actual operating performance for each fiscal (calendar) year. The annual incentive retainer is calculated in accordance with the Corporation's performance-based Incentive Compensation Plan at a rate of 40 percent of the directors' annual fixed retainer. Both annual retainers are paid 50 percent in cash and 50 percent in Restricted Stock. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation, in which case the restrictions will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Corporation's Common Stock on the date the restrictions lapse. Since 1997 there has been no retirement plan for directors.

    Nonemployee directors receive a fee of $1,000 for attending each Board meeting; a fee of $750 for attending one or more committee meetings held on any one day; a fee of $250 per month for serving as chairman of a Board committee; and a per diem allowance of $500 for special assignments. In addition, nonemployee members of the Executive Committee receive a fee of $1,000 for attending each committee meeting. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

    Under the terms of the Ball Corporation 1986 Deferred Compensation Plan for Directors, nonemployee directors may elect to defer the payment of all or a portion of their directors' fees, including the annual retainer and the board and committee meeting fees. Interest is credited annually to the accounts at a rate equal to the annual average composite yield on Moody's Seasonal Corporate Bond Yield Index plus 5 percent. The fees, together with credited interest, may be deferred until no later than the year following the year of retirement as a director and may be distributed over a period not to exceed 15 years, both as selected by the director. In order to provide for its liabilities under the Plan, the Corporation purchased insurance on the lives of participating directors.

    The 1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation authorizes the award of Common Stock of the Corporation to directors who, at the time of grant, are not employees of the Corporation or any of its subsidiaries. Messrs. Mercure, Stiritz and Taylor received 1,000-share awards each upon reelection as directors on April 28, 1999. All participants will receive additional 1,000-share awards each upon reelection for three-year terms. Newly eligible participants will receive 1,000-share awards each when they are elected or appointed for initial terms and upon reelection for three-year terms. The restrictions against disposal of the shares will lapse upon the termination of the director's service to the Corporation as a director, for whatever reason other than voluntary resignation, in which case the restriction will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Common Stock on the date the restrictions lapse.

    On September 11, 1999, Stuart A. Taylor II, newly elected as a director at the 1999 Annual Meeting, was granted an option to purchase 10,000 Non-Qualified Stock Option shares of Ball Corporation Common Stock at $44.25 per share, which was 100 percent of the fair market value on that date. The stock option will become exercisable beginning one year after grant in 25 percent increments and will expire on September 11, 2009. Similar stock options were granted to the Corporation's other nonemployee directors in July 1998.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

OVERALL POLICY

    The Human Resources Committee (the "Committee") of the Board of Directors oversees the administration of executive compensation programs and determines the compensation of the executive officers of Ball Corporation. The Committee is composed solely of independent, nonemployee directors and employs a compensation consulting firm to advise and provide input in the course of its deliberations.

    Target total compensation of executive officers of the Corporation, including the Chief Executive Officer, is determined after reviewing the executive's performance and the pay of similarly situated executives at other manufacturing firms of similar size (based upon total employment and sales). The external comparison is based upon the results of an annual report prepared by the corporate compensation department and reviewed with the compensation consulting firm employed by the Board of Directors. This report gathers information from compensation surveys that report on executive level positions at other manufacturing firms of similar size.

ANNUAL COMPENSATION

    The Committee generally establishes target total annual compensation, defined as the sum of base salary and incentive compensation at target, for each of the Corporation's executive officers at approximately the 50th percentile of what comparable companies are paying. The target total annual compensation level for each executive, other than the Chief Executive Officer, is determined based on recommendation from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities, individual performance and the performance of the executive's area of responsibility. The Chief Executive Officer's target total annual compensation is similarly determined in relation to the market's 50th percentile, the Committee's assessment of individual performance and the financial performance of the Corporation. For the purpose of determination of target total annual compensation, the evaluation of each executive's performance, including the Chief Executive Officer, is largely subjective and no specific weighting is assigned to any particular factor.

    After the Committee has established the appropriate target total annual compensation for an executive, base salary is determined by dividing target total annual compensation by the sum of one plus the executive's incentive compensation participation rate. When target performance, as defined in the Annual Incentive Compensation Plan (the "Annual IC Plan") discussed below, is attained, the executive will be paid a total annual compensation which equals that established by the Committee as appropriate for his performance and when compared to similarly situated executives at other companies. Incentive compensation participation rates for executives, including the Chief Executive Officer, are set by organizational level; for example, the Chief Executive Officer participates at one rate, senior executive officers participate at another rate, while other officers participate at lower rates and other key employees at lower rates yet. The Committee intends that a larger percentage of an executive's target total annual compensation be at risk, when compared with compensation survey data. Such data is analyzed to determine the levels of incentive participation and target total compensation. If the survey data indicates a target incentive compensation rate of 55 to 60 percent, for example, Ball Corporation could be expected to use a rate of 65 percent, thereby causing target total annual compensation to be composed of a lower base salary and a higher at-risk incentive compensation.

    Base salary is referred to as "salary" in the Summary Compensation Table and incentive compensation actually earned by an executive officer is reported under the heading "Bonus." Actual incentive compensation earned is driven by the economic value added targets approved by the Committee at the beginning of the year. The Annual IC Plan targets are calculated taking into account historical performance, the company's cost of capital and the capital investment of each business unit. The resulting targets are set at levels requiring improvement in economic value added each year. The Annual IC Plan design applies to all officers and other key employees.

    The Annual IC Plan awards incentive compensation to executives based upon actual performance of the Corporation, or in certain cases the actual performance of the profit center for which the executive is responsible, in achieving improvements in economic value added relative to the established targets. Improvement in economic value added occurs when the ratio of net operating profit after tax to capital employed in the business increases over time. It establishes a direct link between incentive compensation and return earned on capital relative to a specified target return. Economic value added was selected as the measure for the Corporation's Annual IC Plan because it has been demonstrated that it correlates closely management's incentive with shareholder total return.

    If actual performance for the year is higher than the target performance level, then the actual incentive compensation for such year will be higher than target. Whenever actual performance falls below the target performance level, the executive will receive incentive compensation less than target. If performance falls below the minimum acceptable level established in the Annual IC Plan, then no incentive compensation will be earned, and the executive's annual compensation will consist only of base salary for the year. The Committee intends that an executive's target incentive compensation should be a significant portion of his target total compensation. In the case of the Named Executive Officers, the portion of target total annual compensation represented by target incentive compensation ranges from approximately 35 to approximately 45 percent. It is not intended or perceived as a "bonus" but rather as the component of total compensation which is "at risk" as an incentive, dependent on operating performance. For the year ended December 31, 1998, actual incentive compensation for the Named Executive Officers was above target for each named executive, reflecting above-target performance. The incentive compensation levels for 1999 reflect the above-target performance of the Corporation as a whole and for the packaging operations. Incentive compensation for Messrs. Sissel, Hoover, Seabrook and Westerlund was based entirely on the performance of the Corporation as a whole, while Mr. Matsik's incentive compensation was based 80 percent on the performance of his area of profit responsibility and 20 percent on the performance of the Corporation as a whole.

LONG-TERM INCENTIVE PROGRAM

    The Corporation's long-term incentive program consists of two types of plans, both based upon the performance of Ball Corporation's Common Stock. The first type comprises broad-based employee stock option plans designed to encourage employee stock ownership and to recognize and reward employees for their levels of responsibility in building shareholder value. Grants of stock options to employees, including executive officers, are generally made by the Committee after considering the recommendation of the Chief Executive Officer, based primarily on the level of the employee's position within the Corporation, taking into account the number of outstanding and previously granted options. Stock options granted to the Chief Executive Officer are determined by the Committee in relation to grant levels of other executive officers within the Corporation and a subjective evaluation of his past and expected performance as well as the number of outstanding and previously granted options. As the stock option plans are long term in nature, grants are determined independently of the shorter-term Annual IC Plan.

    The second part of the Corporation's long-term incentive program is the Long-Term Cash Incentive Plan. This plan is limited in its participation to selected key executives, including the Named Executive Officers, who contribute materially to the success of Ball Corporation and its subsidiaries through their leadership skills, vision and dedication. The plan provides cash and Restricted Stock awards on the basis of Ball's total shareholder return performance; i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials Index. Named Executive Officers whose Ball Corporation stock holdings are below established guidelines receive up to one-half of their award in Ball Corporation Restricted Stock. Long Term Cash Incentive Plan awards are shown in the Summary Compensation Table under "LTIP Payouts".

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. One of the primary responsibilities of the Committee is to provide a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder return. Nevertheless, to the extent that any cash compensation for any Named Executive Officer otherwise deductible for a particular tax year would not be deductible in that year because of the limitations of Section 162(m), such compensation will be deferred until retirement.

    The foregoing report has been furnished by the following directors and members of the Human Resources Committee:

                                         Howard M. Dean, Chairman
       John T. Hackett
       John F. Lehman
       William P. Stiritz

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The line graph below compares the annual percentage change in Ball Corporation's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and The Dow Jones Containers & Packaging Index for the five-year period ending December 31, 1999.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BALL CORPORATION COMMON, THE S&P COMPOSITE 500 STOCK INDEX AND THE DOW JONES CONTAINERS & PACKAGING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      BALL CORPORATION  S&P 500  DOW JONES CONTAINERS & PACKAGING
1994               100      100                               100
1995                90      138                               112
1996                87      169                               141
1997               119      225                               160
1998               157      289                               140
1999               137      350                               130

    Notes:  Assumes $100 invested on December 31, 1994.
          Total return assumes reinvestment of dividends.
          The Dow Jones Containers & Packaging Index total return weighted by market capitalization.

    The Dow Jones Containers & Packaging Index reflects Ball Corporation's performance against packaging businesses, the Corporation's principal industry group, and provides an appropriate indicator of cumulative total shareholder returns. Companies included in the Dow Jones Containers & Packaging Index, in addition to Ball Corporation, are: Bemis Company, Inc.; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Corp.; Sonoco Products Company; and Temple-Inland, Inc.

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    During 1999 PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation. Audit services included examinations of the consolidated financial statements and statutory financial statements required to be filed; reviews of quarterly financial data and filings with the Securities and Exchange Commission; and consultations relating to the application of generally accepted accounting principles to transactions into which the Corporation has entered. Non-audit services included advice and consultations relating to acquisitions and dispositions then being considered by the Corporation. It is the policy of the Audit Committee of the Board of Directors to approve in advance the engagement of PricewaterhouseCoopers LLP for all audit and, except for minor assignments, non-audit services. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions and to make a statement if they so desire.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require disclosure of late filings of reports of stock ownership and changes in stock ownership by directors and executive officers. To the best of the Corporation's knowledge, all of the filings for its executive officers and directors were made on a timely basis in 1999.

                         SOLICITATION AND OTHER MATTERS

    The cost of soliciting proxies will be paid by the Corporation. Beacon Hill Partners, Inc., has been retained to assist in the solicitation of proxies for a fee of $3,000, plus expenses. In addition to solicitations by mail, proxies also may be solicited personally or by telephone by some directors, officers and regular employees of the Corporation, without additional compensation, as well as by employees of Beacon Hill. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock.

    As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. However, the persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters which do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                          By Order of the Board of Directors
                                                Elizabeth A. Overmyer
                                                CORPORATE SECRETARY

March 15, 2000
Broomfield, Colorado

                                     [LOGO]

                                BALL CORPORATION

                              10 LONGS PEAK DRIVE
                        BROOMFIELD, COLORADO 80021-2510

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PROXY

BALL CORPORATION                           PROXY/VOTING INSTRUCTION CARD
10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING ON APRIL 26, 2000.

The undersigned hereby appoints Frank A. Bracken, R. David Hoover and George A. Sissel and each or any of them as Proxies, with full power of substitution, to vote all shares of Ball Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposal 2 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on Wednesday, April 26, 2000, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Election of four directors for three-year terms. Nominees are:

01 Howard M. Dean, 02 John T. Hackett, 03 R. David Hoover and 04 Jan Nicholson

You are encouraged to specify your votes by marking the appropriate boxes on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

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Please mark your vote as in this example. /X/

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of directors and FOR Proposal 2.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
PROPOSAL 2.
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1. Election of Directors (see reverse)
      FOR                            WITHHOLD authority for all Nominees
      / /                                           / /
To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee for whom you are withholding authority to vote on the line provided below.

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2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Corporation.
           FOR                  AGAINST                  ABSTAIN
           / /                    / /                      / /

3. At their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting or any adjournment thereof.


Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                     ___________________________________________________________

                     ___________________________________________________________
                      SIGNATURE(S)                              DATE


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                                BALL CORPORATION

Dear Shareholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week, up until the day prior to the meeting.

TO VOTE BY TELEPHONE:
Using a touch-tone phone, call toll-free:        1-877-PRX-VOTE (1-877-779-8683)
From outside the United States, call direct:     1-201-536-8073

TO VOTE BY INTERNET:
Log on to the Internet and go to the website: HTTP://WWW.EPROXYVOTE.COM/BLL
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                        THANK YOU FOR VOTING YOUR SHARES.
                            YOUR VOTE IS IMPORTANT!

 Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.